CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 Post Effective Amendment #1 of our report dated February 27, 2017 with respect to the audited financial statements of Photozou Holdings, Inc. (formerly Exquisite Acquisition, Inc.) as of November 30, 2016 and 2015, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 8, 2017